SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2006

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 14, 2006, the Board of Directors of DURECT Corporation (the Company) has appointed Terrence F. Blaschke, M.D. to the Company’s Board of Directors. Dr. Blaschke has served on the faculty of Stanford University for over 30 years and is Professor of Medicine and Molecular Pharmacology (Active Emeritus) at the Stanford University School of Medicine. During the course of his career, Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a Board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies that successfully developed products (including Concerta®, DITROPAN XL® and Viadur®) that played a substantial role in ALZA’s maturation into a specialty pharmaceutical company prior to its acquisition by Johnson & Johnson. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee.

In connection with his appointment to the Board, Dr. Blaschke is receiving an automatic grant of an option to purchase 30,000 shares of the Company’s Common Stock pursuant to the Company’s 2000 Directors’ Stock Option Plan. Dr. Blaschke will be a Class I director, with a term ending at the Company’s 2007 annual meeting of stockholders, and will serve on the nominating and governance committee of the Board of Directors.

A copy of the Company’s press release announcing the event is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release of DURECT Corporation dated December 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: December 18, 2006	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer

DURECT CORPORATION

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release of DURECT Corporation dated December 18, 2006